Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Hanson PLC for the registration of debt securities and to the incorporation by reference therein of our reports dated February 23, 2006, with respect to the consolidated financial statements of Hanson PLC, Hanson PLC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hanson PLC, included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Ernst & Young LLP
London, England
August 8, 2006